Exhibit 10.2
ASSET ACQUISITION AGREEMENT

Between

Cherrybrook Kitchen, LLC

And

Cell-nique Corporation

TABLE OF CONTENT

1.	Acquisition of the Assets		4
	1.01.	Acquisition of the Assets from the Transferor	4
	1.02.	Consideration	4
	1.03.	Closing	4
	1.04.	Consents to Assignment	4
	1.05.	Tax Treatment	5

2.	Representations of the Transferor Regarding the Assets and Certain Liabilities	5

3.	Representations of the Transferor		5
	3.01.	Organization	5
	3.02.	The Company	5
	3.03.	Authorization	6
	3.04.	Financial Statements	6
	3.05.	Absence of Undisclosed Liabilities	6
	3.06.	Litigation	6
	3.07.	Personal Property and Inventory	7
	3.08.	Intangible Property	7
	3.09.	Leases	8
	3.10.	Real Estate	8
	3.11.	Accounts Receivable and Accounts Payable	8
	3.12.	Tax Matters	8
	3.13.	Contracts and Commitments	8
	3.14.	Compliance with Agreements and Laws	9
	3.15.	Employee Relations	10
	3.16.	Employee Benefit Plans	10
	3.17.	Customers and Suppliers	10
	3.18.	Indebtedness to and from Officers, Directors and Stockholders	10
	3.19.	Conflicts of Interest	10
	3.20.	Investment Representation	10
	3.21.	Full Disclosure	11
	3.22.	Solvency	11
	3.23.	Vendor Agreement	11
	3.24.	Limitation on Representations and Warranties	11

4.	Representations of the Transferee		11
	4.01.	Organization and Authority	11
	4.02.	Capitalization of the Transferee	11
	4.03.	Authorization	11
	4.04.	Regulatory Approvals	11
	4.05.	Investment Representation	11
	4.06.	Litigation	11
	4.07.	Broker's Fee	11

5.	Access to Information	12

6.	Conditions to Obligations of the Transferee		12
	6.01.	Continued Truth of Representations and Warranties of the Transferor; Compliance with Covenants and Obligations	12
	6.02.	Performance by the Transferor	12
	6.03.	Corporate Proceedings	12
	6.04.	Governmental Approvals	12
	6.05.	Consent of Lenders, Vendors and Other Third Parties	12
	6.06.	Adverse Proceedings	12
	6.07.	Adverse Change in Business	12
	6.08.	Closing Deliveries	12
	6.09.	Due Diligence	13

7.	Conditions to Obligations of the Transferor		13
	7.01.	Continued Truth of Representations and Warranties of the Transferee; Compliance with Covenants and obligations	13
	7.02.	Corporate Proceedings	13
	7.03.	Governmental Approvals	13
	7.04.	Consents of Lenders, Vendors and Other Third Parties	13
	7.05.	Adverse Proceedings	13
	7.06.	Closing Deliveries	14

8.	Other Covenants		14
	8.01.	Consents	14
	8.02.	Ordinary Course of Business	14

9.	Indemnification		14
	9.01.	By the Transferor	14
	9.02.	Claims for Indemnification	15
	9.03.	Defense by the Indemnifying Party	15
	9.04.	Payment of Indemnification Obligation	15
	9.05.	Survival of Representations; Claims for Indemnification	15

10.	Restrictive Covenants		16
	10.01.	Confidentiality	16
	10.02.	Non-Compete of Transferor and Managers	16
	10.03.	Additional Terms	16

11.	Termination of Agreement		16
	11.01.	Termination by Agreement of the Parties	16
	11.02.	Termination by Reason of Breach	17

12.	Notices	17
13.	Successors and Assigns	17
14.	Entire Agreement; Amendments; Attachments	17
15.	Severability	17
16.	Investigation of the Parties	18
17.	Approval of Special Committee of the Transferee	18
18.	Expenses	18
19.	Governing Law	18
20.	Section Headings	18
21.	Counterparts	18

Exhibits

Exhibit 6.08(f) - Bill of Sale and Assignment and Assumption Agreement

Schedules to be provided by the Transferor

2.00         -      Assumed Liabilities
3.02         -      The Transferor
3.03         -      Third Party Consents
3.04         -      Financial Statements
3.05         -      Undisclosed Liabilities
3.06         -      Litigation
3.07         -      Personal Property
3.08         -      Intangible Property
3.09         -      Leases
3.11         -      Accounts Receivable
3.13         -      Contracts and the Vendor Liability Release – and Final Agreements
3.17         -      Customers and Suppliers
3.19         -      Conflicts of Interest
3.20         -      Transferor’s Shareholders Listing

ASSET ACQUISITION AGREEMENT

Agreement (the "Agreement") made as of the 31th day of May, 2011 by and among, Cell-nique Corporation a Delaware corporation (the "Transferee"), Cherrybrook Kitchen, LLC a Massachusetts limited liability company (the "Transferor").

PRELIMINARY STATEMENT

 The Transferee desires to acquire, and the Transferor desires to transfer all of its owned assets and certain liabilities as provided in Schedule 2.00 (“Assumed Liabilities”) including without limitation all of its operating assets, as of the date hereof for the consideration in the transaction contemplated hereunder.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. ACQUISITION OF THE ASSETS

1.01.	ACQUISITION OF THE ASSETS FROM THE TRANSFEROR.
Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Transferor shall sell, transfer, convey, assign and deliver to the Transferee, and the Transferee shall purchase, acquire, accept and assume from the Transferor, the Assets and Assumed Liabilities, as set forth on Exhibits attached hereto.

1.02.	CONSIDERATION FOR THE ASSETS.
In consideration for the sale and transfer of the Assets , and subject to the terms and conditions of this Agreement, Transferee shall on the Closing Date (a) issue to Transferor three million (3,000,000) shares of common stock, $.00001 par value per share and five thousand (5,000) shares of Series A preferred stock, $.00001 par value per share, of Transferee, (b) assume the Assumed Liabilities and (c) issue a Promissory Note payable to the Transferor in the amount of and rate equal to the Mellon Bank note with the Transferor with repayment terms of $18,000 per month principal amortization and acceleration clause requiring 50% of outstanding balance to be repaid upon successful equity offering by Transferee if such net proceeds exceed $1 million dollars (a)(b) and (c) collectively totaling $3,000,000 (Three Million Dollars), the "Consideration").

1.03.	CLOSING.
The Closing shall take place at the offices of Cherrybrook, at 1 p.m., on May 31th, 2011, or at such other place, time or date as may be mutually agreed upon in writing by the parties (the "Closing Date"). The transfer of the Assets by the Transferor to the Transferee and the assumption of the Assumed Liabilities by the Transferee shall be deemed to occur at 12:01 a.m., EST, on May 31, 2011, subject to post closing agreements with Mellon Bank and Commerce Bank approval and release of assets and revised Silverwood Partners commission agreement between the parties.

1.04.	CONSENTS TO ASSIGNMENT.
(a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof and such consent has not been obtained. If such consent (a "Deferred Consent") is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Transferee would not receive, or the relevant Company would not continue to receive, all such rights, then, in each such case, (a) the contract, lease, authorization, license or permit to which such Deferred Consent relates (a "Deferred Item") shall be withheld from sale pursuant to this Agreement without any reduction in the Consideration, (b) from and after the Closing, the Transferor and the Transferee will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that neither the Transferor nor the Transferee shall be required to make any payments or agree to any material undertakings in connection therewith, and (c) until such Deferred Consent is obtained, the Transferor and the Transferee will cooperate, in all reasonable respects, to provide to the Transferee or the relevant Company all benefits under the Deferred Item to which such Deferred Consent relates (with the Transferee or relevant Company entitled to all the profits, rights and gains and responsible for all the losses, Taxes, liabilities and/or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then the Transferee and the Transferor shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Transferee or relevant Company the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or permit, including enforcement for the benefit of the Transferee of all claims or rights arising thereunder, and the performance by the Transferee of the obligations thereunder on a prompt and punctual basis.

1.05.	TAX TREATMENT.
For purposes of this transaction, the Transferee and the Transferor have agreed that for tax purposes the transaction contemplated hereunder shall be treated under the Code as if the Transferor sold and exchanged all of its assets, , for new shares of the Transferee's stock and the other Consideration set forth herein, including assumption of the Assumed Liabilities.

2.	REPRESENTATIONS OF THE TRANSFEROR REGARDING THE ASSETS AND CERTAIN LIABILITIES.

The Transferor represents and warrants to the Transferee as follows:

(a) The Transferor has good and marketable title to the Assets, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. If any transferred Assets are encumbered they shall be listed on Exhibits herein with such assignment and release approving the transfer by secured party attached herein.

(b) The Transferor has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Transferee at the Closing the Assets and Assumed Liabilities and, upon consummation of the purchase contemplated hereby, the Transferee will acquire from the Transferor good and marketable title to the Assets and will assume the Assumed Liabilities.

(c) The Transferor is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Transferor or the transfer, conveyance and sale of the Assets or the Transferor Contracts to the Transferee pursuant to the terms hereof.

(d) Silverwood Partners LLC (“Silverwood”) acted for the Transferor in connection with this agreement or the transactions contemplated hereby, and no other broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Transferor.

3.	REPRESENTATIONS OF THE TRANSFEROR REGARDING THE TRANSFEROR.

The Transferor represents and warrants to the Transferee as follows:

3.01.	ORGANIZATION.
The Transferor is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all requisite power and authority (company and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.02.	THE TRANSFEROR.
Schedule 3.02 attached hereto sets forth: (i) the name of the Transferor; (ii) the jurisdiction of organization of the Transferor; (iii) the names of its members, managers, officers and directors; and (iv)the jurisdictions in which the Transferor is qualified or holds licenses to do business as a foreign company.

(a) the Transferor is a limited liability company duly organized and validly existing and in good standing under the laws of the state of its incorporation or organization and has all requisite power and authority to own its properties and carry on its business as now being conducted.  Copies of the operating agreement, charter, bylaws and other governing instruments of the Company, each as amended to date, have been delivered to the Transferee, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery.

3.03.	AUTHORIZATION.
The execution and delivery by the Transferor of this Agreement and the agreements provided for herein, and the consummation by the Transferor of all transactions contemplated hereunder and thereunder by the Transferor, have been duly authorized by all requisite company action. This Agreement has been duly executed by the Transferor. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Transferor is a party constitute the valid and legally binding obligations of the Transferor, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Transferor of this Agreement and the agreements provided for herein, and the consummation by the Transferor of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Transferor; (b) violate the provisions of the Certificate of Organization or the Limited Liability Company Agreement of the Transferor; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust, security agreement or other instrument or agreement to which any of the Companies is a party or by which  Transferor or any of its properties is or may be bound. Schedule 3.03 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties (including Governmental Entities) that are required in connection with the consummation by the Transferor of the transactions contemplated by this Agreement.

3.04.	FINANCIAL STATEMENTS, BANK ACCOUNTS AND ACCESS TO ALL FINANCIAL RECORDS FOR PAST 3 YEARS.
Schedule 3.04 attached hereto contains true, complete and correct copies of the unaudited balance sheets of the Transferor as of December 31, 2008, 2009 and 2010 and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Transferor for the fiscal year then ended (collectively, the "Annual Financial Statements"), the unaudited balance sheets of the Transferor as of May 31, 2011 (the "Current Balance Sheets") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Transferor for the period January 1, 2011 through May 31, 2011 (collectively, the "Current Financial Statements"). The Annual Financial Statements and the Current Financial Statements (collectively, the
"Financial Statements") have been prepared in accordance with past practices. The Financial Statements fairly resent, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Transferor and the results of operations of the business of the Transferor for the periods indicated. The Transferor shall deliver all financial records for 2008, 2009, 2010 and interim 2011 to Transferee and transfer of all cash on deposit and assumption of all rights to Transferor bank accounts. The Transferee shall provide and back up copy of accounting records since December 31, 2008.

3.05.	ABSENCE OF UNDISCLOSED LIABILITIES.
Except as and to the extent (a) reflected and reserved against in the Current Balance Sheets, (b) set forth on Schedule 3.05 attached hereto, or (c) incurred in the ordinary course of business after the date of the Current Balance Sheets and not material in amount, either individually or in the aggregate, the Transferor does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which, either individually or in the aggregate, is material to the condition (financial or otherwise) of the assets, properties, business or prospects of such Transferor.

3.06.	LITIGATION.
Except as set forth on Schedule 3.06 attached hereto (a) there is no action, suit or proceeding to which the Transferor is a party (either as a plaintiff or defendant) pending or threatened before any court or governmental agency, authority, body or arbitrator and, to the actual knowledge of the Transferor, there is no basis for any such action, suit or proceeding; (b) neither the Transferor, nor, to the actual knowledge of the Transferor, any officer, director or employee of any of the foregoing, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Transferor; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Transferor to take any action of any kind with respect to its business, assets or properties.

3.07.	PERSONAL PROPERTY AND INVENTORY
Schedule 3.07 attached hereto sets forth: (i) a true, correct and complete list of all items of tangible personal property and inventory owned by the Transferor as of the date hereof having either a net book value per unit or historical cost per unit; or not owned by the Transferor but in the possession of or used or useful in the business of the Transferor (collectively, the "Personal Property"); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Transferor and the circumstances under which such Property is used. Except as disclosed in Schedule 3.07:

(a) the Transferor has good and marketable title to its Assets and Personal Property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

(b) no officer, director, stockholder or employee of the Transferor, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in Schedule 3.07;

(c) each item of Personal Property not owned by the Transferor is in such condition that upon the return of such property to its owner in its present  condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Transferor and the owner or lessor thereof, the obligations of the Transferor to such owner or lessor will be discharged; and

(d) the Personal Property and inventory is adequate for the conduct of the business of the Transferor as currently conducted and is in good operating condition and repair, normal wear and tear excepted or merchantable, is currently used by the Transferor in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property.

3.08.	INTANGIBLE PROPERTY.

SCHEDULE 3.08 attached hereto sets forth: (i) a true, correct and complete list and, where appropriate, a description of, all material items of intangible property owned by, or used or useful in connection with the business of, the Transferor,  including, but not limited to, supplier and customers lists and related relationships, product formula and production processes, research and development and work in progress, trade secrets, know-how, any other confidential information of the Transferor, United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing (the "Intangible Property"); and (ii) a true, correct and complete list of all material licenses or similar agreements or arrangements to which the Transferor is a party, either as licensee or licensor, with respect to the Intangible Property.  Except as otherwise disclosed in Schedule 3.08:

(a) the Transferor is the sole and exclusive owner of all right, title and interest in and to the Intangible Property and all designs, permits, labels and packages  used on or in connection therewith, free and clear of all liens, security interests,  charges, encumbrances, equities or other adverse claims;

(b) the Transferee has the right and authority to use, and to continue to use after the Closing, the Intangible Property in connection with the conduct of the Transferor’s business in the manner presently conducted, and such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity
(b) The Transferor has not received notice of, or hasany actual knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Transferor that any of the operations,   activities,  products, services or publications of the Transferor or any of its customers or  distributors  infringes or will infringe any patent, trademark,  trade name, copyright,  trade secret or other  property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others;

(c) there are no outstanding, nor to the actual knowledge of the Transferor, any threatened disputes or other disagreements with respect to any research and development in process or licenses or similar agreements or arrangements described in Schedule 3.08 or with respect to infringement by a third party of any of the Intangible Property;

(d) no officer, director, stockholder or employee of the Transferor,  nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property; and

(f) the Transferor does not have any actual knowledge that any third party is infringing, or will threaten to infringe upon or otherwise violate any of the Intangible Property in which any Company has ownership rights.

3.09.	LEASES.
The Transferor does not have any leased property.

3.10.	REAL ESTATE.
The Transferor does not have any leased property.

3.11.	ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.
Schedule 3.11 attached hereto sets forth a true, correct and complete list of the accounts and notes receivable and accounts payable of the Transferor (the "Accounts"), including the aging thereof as of the date hereof. All Accounts arose out of the sales of services or purchases in the ordinary course of business. All Accounts are collectible in the ordinary course of business, without undue delay or extraordinary collection process, net of any reserves on the Current Balance Sheets.

3.12.	TAX MATTERS.
The Transferor has properly filed on a timely basis all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete, except for any error or omission that could not reasonably be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Transferor, taken as a whole (a "Material Adverse Effect"). The Transferor has paid on a timely basis all Taxes (as defined below) that were due and payable. All Taxes that Transferor is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. For purposes of this Agreement, "Taxes" means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

3.13.	CONTRACTS AND COMMITMENTS.
(a) SCHEDULE 3.13 attached hereto contains a true, complete and correct list of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

(i) all loan agreements and guaranties to which the Transferor is a party or any of its property is bound;

(ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements  to which the Transferor or any of its property is bound;

(iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Transferor or any of their property is bound which (A) involve payments or receipts by the Transferor of more than $500 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially  adversely  affect the condition financial or otherwise) or the properties, assets, business or prospects of the Transferor;

(iv) all collective bargaining agreements, employment and consulting agreements,  executive  compensation plans, bonus plans, deferred compensation agreements, pension  plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Transferor is a party or any of its property is bound;

(v) all agency, distributor, sales representative, franchise or similar agreements  to which the  Transferor  is a party or by which the Transferor or any of its property is bound;

(vi) all contracts, agreements or other understandings or arrangements the  Transferor and any of its affiliates (including, but not limited to, any tax sharing arrangements);

(vii) all leases, whether operating, capital or otherwise, under which the Transferor is lessor or lessee;

(viii) all contracts, agreements or other arrangements imposing a non-competition or  non-solicitation  obligation on the Transferor; and

(ix) any other material agreements or contracts entered into by the Transferor.

(b) EXCEPT AS SET FORTH ON SCHEDULE 3.13:

(i) each Contract is a valid and binding agreement of the Transferor, enforceable against the Transferor in accordance with its terms, and the Transferor does not have any actual knowledge that any Contract is not a valid and binding agreement of the other parties thereto, except where the failure to be a valid and binding Agreement would not, individually or in the aggregate with matters under Sections 3.13(b)(i)-(iv), reasonably be expected to result in a Material Adverse Effect.

(ii) the Transferor has fulfilled all material obligations required pursuant to the  Contracts to have been performed by the Transferor, on its part prior to the date hereof, and the Transferor, has no reason to believe that the Transferor will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed  after the date hereof,  except where the failure to fulfill all material obligations required pursuant the contract would not, individually or in  the aggregate with matters under Sections 3.13(b)(i)-(iv), reasonably be expected to result in a Material Adverse Effect;

(iii) the Transferor is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would  constitute  such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant  thereto, except for such breach,  default or events that would not individually or in the aggregate with matters under  Sections  3.13(b)(i)-(iv), reasonably be expected to result in a Company Material Adverse Effect; and

(iv) to the actual knowledge of the Transferor, there is no existing breach or default by any other party to any Contract,  and no event has occurred  which  with the  passage  of time or giving  of  notice or both  would constitute a default by such other  party,  result in a loss of rights or result in the  creation  of any lien,  charge or  encumbrance  thereunder  or  pursuant thereto,  except for such breach,  default or events that would not individually or in the aggregate with matters under Sections  3.13(b)(i)-(iv),  reasonably be expected to result in a Material Adverse Effect.

3.14. COMPLIANCE WITH AGREEMENTS AND LAWS.
The Transferor has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities  necessary to conduct their respective  business and own and operate their respective assets  (collectively, the "Permits"). Neither the Transferor is in violation in any material  respect of any law or regulation relating to its Assets.  The business of the Transferor as conducted since May 31, 2011 has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, immigration, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have a Material Adverse Effect.

3.15.	EMPLOYEE RELATIONS.
The Transferor shall terminate employment agreements and therefore does not have any Employees at Closing. At Closing, the Transferor shall provide said employee termination letters and agreements confirming all obligations and money owed to Transferor’s employee and manner of payment or assumption by Transferee.

3.16.	EMPLOYEE BENEFIT PLANS.
The Transferor does not have, and has never had, any Employee Benefit Plan.

3.17.	CUSTOMERS AND SUPPLIERS.
SCHEDULE 3.17 attached hereto sets forth a true, correct and complete detailed list of (a) the name of each customer of the Transferor from 2007, 2008, 2009 and 2010 (b) the names of suppliers from 2007, 2008, 2009 and 2010 (by dollar volume) of the Transferor as of the current period May 31, 2011. Except as set forth on Schedule 3.17, the Transferor has good customer and supplier relations and none of the customers or suppliers of the Transferor has notified the Transferor that it intends to discontinue or materially diminish its relationship with the Transferor.

3.18.	INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND STOCKHOLDERS.
Except as set forth on Schedule 3.18 attached hereto the Transferor is not indebted, directly or indirectly, to any person who is an officer, director or stockholder of any of the Transferor or any affiliate of any such person in any amount whatsoever including salaries for services rendered or reimbursable business expenses, all of which have been written off and reduced to zero as such reflected on the Current Final Financial Statements, and no such officer, director, stockholder or affiliate is indebted to the Transferor including for advances made to employees of the Transferor in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

3.19.	CONFLICTS OF INTEREST.
Except as set forth on Exhibit 3.19 attached hereto, no officer, director or stockholder of the Transferor nor, to the actual knowledge of the Transferor, any affiliate of any such person, now has or within the last three (3) years had, either directly or indirectly:

(a) an equity  or debt  interest  in any  corporation,  partnership,  joint venture, association,  organization or other person or entity which furnishes or sells or during  such  period  furnished  or sold  services  or  products to the Transferor or purchases or during such period purchased from the Transferor any goods or services,  or otherwise does nor during  such  period did  business with the Transferor; or

(b) a beneficial interest in any contract, commitment or agreement to which the  Transferor  was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject,  other than stock options and other  contracts, commitments  or  agreements  between the  Transferor and such  persons in their  capacities  as  employees,  officers or directors of the Transferor or such Company.

3.20.	INVESTMENT REPRESENTATION.
The Transferor is acquiring and shall hold the shares issued by the Transferee as part of the Consideration for its own account for investment. The Transferor acknowledges that the certificates representing such shares will have a restricted 144 legend to such effect.  The Transferor is fully informed as to the business by public records and prospects of the Transferee and has had the opportunity to request from the Transferee any information concerning the Transferee which the Transferor deemed relevant.

3.21.	FULL DISCLOSURE.
There are no materially misleading misstatements in any of the representations and warranties made by Transferor in this Agreement, the Exhibits or Schedules to this Agreement, or any certificates delivered by Transferor pursuant to this Agreement and Transferor has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

3.20	SOLVENCY.
The Transferor is now cash flow insolvent and but has a positive net asset by the transactions contemplated by this Agreement.  As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of the Transferor exceeds the present fair saleable value of the Transferor's assets.

3.23.	VENDOR, COPACKING AND STORAGE AGREEMENT.
The Transferor shall disclose all outstanding agreements with vendors, copackers and storage providers.

3.24.	LIMITATION ON REPRESENTATIONS AND WARRANTIES.
The Transferor's representations and warranties in Sections 3.07, 3.08, 3.09, 3.10 and 3.13 shall not apply to any assets or liabilities of the Transferor that are not being transferred to or assumed by the Transferee pursuant to this Agreement.

4.	REPRESENTATIONS OF THE TRANSFEREREE REGARDING THE TRANSFEREREE

The Transferee represents and warrants to the Transferor that:

4.01.	ORGANIZATION AND AUTHORITY.
The  Transferee is a corporation  duly organized,  validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its  properties  and to  carry  on its  business  as now  being  conducted.  The Transferee has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

4.02.	CAPITALIZATION OF THE TRANSFEREE.
On the date hereof, the Transferee's authorized capital stock consists of 49,000,000 shares of Common Stock, $.00001 par value, of which 6,830,410 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $.01 par value, of which 240,000 shares are issued and outstanding. All of the outstanding shares of capital stock of the Transferee have been and on the Closing Date will be duly and validly issued and are, or will be, fully paid and non-assessable.

4.03.	AUTHORIZATION.
The  execution  and  delivery  of  this  Agreement  by the  Transferee,  and the agreements  provided for herein,  and the  consummation by the Transferee of the transactions  contemplated hereby and thereby,  have been duly authorized by all requisite  corporate  action.  This Agreement and all such other agreements and written obligations entered  into  and  undertaken  in  connection  with  the transactions  contemplated  hereby  constitute  the  valid and  legally  binding obligations of the Transferee,  enforceable against the Transferee in accordance with their  respective  terms.  The execution,  delivery and performance of this Agreement and the agreements  provided for herein,  and the  consummation by the Transferee of the transactions  contemplated hereby and thereby,  will not, with or without the giving of notice or the passage of time or both,  (a) violate the provisions  of any law, rule or regulation  applicable  to the  Transferee;  (b) violate the  provisions of the  Transferee's  Certificate  of  Incorporation  or Bylaws;  (c)  violate  any  judgment,  decree,  order  or  award  of any  court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the  properties  or assets of the  Transferee  pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Transferee is a party or by which the Transferee is or may be bound.

4.04.	REGULATORY APPROVALS.
No regulatory approvals are needed.

4.05.	INVESTMENT REPRESENTATION.
The Transferee is acquiring the Assets from the Transferor for its own account as an operating business and will continue to operate in the normal manner.

4.06.	LITIGATION.
There is no suit, action or legal administrative, arbitration or order, proceeding or governmental investigation pending or, to the knowledge of the Transferee, threatened, to which the Transferee is a party which, considered individually or in the aggregate, would reasonably be expected to materially impair the Transferee's ability to perform its obligations under this Agreement.

4.07.	BROKER'S FEE.
Silverwood Partners, LLC is the sole broker and no other brokers or finder has acted for the Transferee in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Transferee.

5.	ACCESS TO INFORMATION.

From the date of this Agreement until the Closing Date, the Transferor shall, and shall cause the Company to, afford the officers, attorneys, accountants and other authorized representatives of the Transferee free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Transferor, so that the Transferee may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Transferor, and the Transferee shall be permitted to make abstracts from, or copies of, all such books and records. The Transferor shall furnish to the Transferee such financial and operating data and other information as to the business of the Transferor as the Transferee shall reasonably request.

6.	CONDITIONS TO OBLIGATIONS OF THE TRANSFEREE.
The obligations of the Transferee under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Transferee:

6.01.	CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR; COMPLIANCE WITH COVENANTS AND OBLIGATIONS.
All representations and warranties of the Transferor shall be true and correct in all material aspects on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), except for any changes permitted by the terms hereof or consented to in writing by the Transferee. The Transferor shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

6.02.	PERFORMANCE BY THE TRANSFEROR.
At the Closing, the Transferor shall have delivered to the Transferee a certificate signed by the Manager or Officer of the Transferor as to the Transferor's compliance with Subsection 6.01 hereof.

6.03.	CORPORATE PROCEEDINGS.
All company and other proceedings required to be taken on the part of the Transferor to authorize or carry out this Agreement shall have been taken and the Transferor shall have delivered to the Transferee a copy of the resolutions of its Members and Managers, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

6.04	GOVERNMENTAL APPROVALS.
No governmental approvals are needed.

6.05.           CONSENT OF LENDERS, VENDORS AND OTHER THIRD PARTIES. The Transferor shall have received all requisite consents and approvals of all lenders, vendors and other third parties whose consent or approval is required in order for the Transferor to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on Schedule 3.03 attached hereto.

6.06.           ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Transferee to own the Shares or to own or operate the business of the Transferor after the Closing.

6.07.           ADVERSE CHANGE IN BUSINESS. No material adverse change shall have occurred in the business, financial condition or prospects of the Transferor.

6.08	CLOSING DELIVERIES.
The Transferee shall have received at or prior to the Closing such documents, instruments or certificates as the Transferee may reasonably request including, without limitation:

(a) the Assets and Assumed Liabilities represented in accordance with this Agreement;

(b) such certificates of the Transferor's managers and officers and such other documents evidencing  satisfaction  of the  conditions  specified in Section 6.01 as the Transferee shall reasonably request;

(c) a certificate of the secretary of state of the state of incorporation of the Transferor as to the legal existence and good standing (including tax) of the Transferor in such state;

(d) certificates of the Secretary of the Company attesting to the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.02(b)

(e) Transferor resolution approving the terms, valuation of consideration and any amounts on account of Transferor due under vendor agreements are final and settled (and the applicable Liability Release and Final Agreements with respect thereto);

(f) a Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached as EXHIBIT 6.08(f);

(g) a Current Final Financial Statement. The Transferor shall provide back up copy of accounting records since inception in Quickbooks format to May 31st, 2011; and

(h) a cross receipt executed by the Transferee and Transferor.

6.09.	DUE DILIGENCE.
Transferee shall have completed a satisfactory financial, legal, tax, accounting, intellectual property, regulatory and business due diligence review of the assets, accounts and operations of the Transferor the results of which shall be satisfactory to Transferee in its sole discretion.

7.	CONDITIONS TO OBLIGATIONS OF THE TRANSFEROR
The obligations of the Transferor under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Transferor:

7.01.	CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE; COMPLIANCE WITH COVENANTS AND OBLIGATIONS.
The representations and warranties of the Transferee in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Transferor. The Transferee shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.02.	CORPORATE PROCEEDINGS.
All corporate and other proceedings required to be taken on the part of the Transferee to authorize or carry out this Agreement shall have been taken.

7.03.	GOVERNMENTAL APPROVALS.
No governmental approvals are needed.

7.04.	CONSENTS OF LENDERS, VENODRS AND OTHER THIRD PARTIES.
The Transferee shall have received all requisite consents and approvals of all lenders, vendors and other third parties whose consent or approval is required in order for the Transferee to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 3.13 and 3.17 attached hereto.

7.05.	ADVERSE PROCEEDINGS.
No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might reasonably be expected to adversely affect the right of the Transferor to transfer the Assets.

7.06.	CLOSING DELIVERIES.
The Transferor shall have received at or prior to the Closing such documents, instruments or certificates as the Transferor may reasonably request including, without limitation:

(a) such certificates of the Transferee's officers and such other documents evidencing  satisfaction of the conditions specified in this Section 7 as the Transferor shall reasonably request;

(b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Transferee in Delaware;

(c) a  certificate of the Secretary of the Transferee attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the Transferee's charter documents and by-laws;

(d) payment of the Consideration;

(e) the Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached as EXHIBIT 6.08(f);

(f) the applicable Liability Release and Final Agreements; and

(g) a cross receipt executed by the Transferee and Transferor.

8.	OTHER COVENANTS.

8.01.	CONSENTS.
The Transferor shall use all reasonable best efforts to obtain promptly all consents, waivers, approvals, authorizations or orders (including, without limitation, from vendors), and the Transferee and the Transferor shall promptly make all filings (including, without limitation)required in connection with the authorization, execution and delivery of this Agreement by the parties hereto and the consummation by them of the transactions contemplated hereby.

8.02.	ORDINARY COURSE OF BUSINESS.
Between the execution of this Agreement and Closing Date, the Transferor shall conduct its businesses in the ordinary course and the Transferor and shall notify the Transferee of any event, occurrence or development of a state or circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Transferor, or which would otherwise constitute a breach of any representation or warranty by the Transferor in this Agreement. Between the execution of this Agreement and the Closing Date, the Transferor shall not borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money; grant any liens on the assets of the business; issue a dividend, issue or sell any equity securities or other securities or make any advances to any person other than in the ordinary course of business, redeem or repurchase shares in the Transferor; act in a manner which would cause a closing condition not to be fulfilled.

9.	INDEMNIFICATION

9.01.	BY THE TRANSFEROR.
The Transferor for the twelve months following the Closing Date shall indemnify and hold harmless the Transferee, its directors, officers,  employees and agents (the "Transferee Indemnitees") from and against all actual claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") actually incurred by the Transferee
Indemnitees in connection with each and all of the following:

(a) any misrepresentation or breach of any representation or warranty made by the Transferor in this Agreement;

(b) any breach of any covenant, agreement or obligation of the Transferor contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

(c) any liability of the Transferor not specifically assumed by the Transferee. The Transferee for the twelve months following the Closing Date shall indemnify and hold harmless the Transferor, its members, managers, officers,  employees and agents (the "Transferor Indemnitees") from and against all Losses actually incurred by the Transferor Indemnitees in connection with each and all of the following:

(i) any misrepresentation or breach of any representation or warranty made by the Transferee in this Agreement; and

(ii) any breach of any covenant, agreement or obligation of the Transferee contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement.

9.02.	CLAIMS FOR INDEMNIFICATION.
Whenever any claim shall arise for indemnification under this Section 9, the party seeking  indemnification (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.  The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.04 of this  Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Section 9.04.

9.03.	DEFENSE BY THE INDEMNIFYING PARTY.
In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the  Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).  Without limitation, it shall not be deemed unreasonable to withhold consent to a settlement if equitable relief against the Indemnified Party is contemplated, awarded or stipulated, the Indemnified Party is required to make an admission of civil liability or to the commission of a crime, or money is required to be paid by the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying  Party does not assume the defense of any such claim or  litigation resulting  therefrom  within 30 days after the date such claim is made:  (a) the Indemnified  Party may defend against such claim or litigation in such manner as it may deem appropriate,  including,  but not limited to, settling such claim or litigation,  after giving notice of the same to the Indemnifying  Party, on such terms as the Indemnified  Party may deem  appropriate,  and (b) the Indemnifying Party shall be entitled to  participate in (but not control) the defense of such action,  with its  counsel and at its own  expense.  If the  Indemnifying  Party thereafter seeks to question the manner in which the Indemnified  Party defended such  third  party  claim or the  amount or nature of any such  settlement,  the Indemnifying  Party  shall  have the burden to prove by a  preponderance  of the evidence  that the  Indemnified  Party did not defend or settle such third party claim in a reasonably prudent manner.

9.04.	PAYMENT OF INDEMNIFICATION OBLIGATION.
All indemnification by the Indemnifying Party hereunder shall be effected by repayment of Transferee’s common stock at current market prices in the amount of the indemnification liability or a cash payment at the option of the Indemnifying Party.

9.05.	SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION.
All representations and warranties made by the Transferor and the Transferee in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and the consummation of the transactions contemplated hereby for twelve (12) months. Notwithstanding the foregoing, (a) the representations and warranties of the Transferor contained in Sections 2, 3.01, 3.02, and 3.03 and of the Transferee contained in Sections 4.01 and 4.03 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation, and (b) any valid claim that is properly  asserted in writing  pursuant to Section 9.02 and/or 9.03 prior to the  expiration as provided in this Section 9.05 of the  representation or warranty  that is the basis for such claim shall  survive until such claim is finally resolved and satisfied.

10.	RESTRICTIVE COVENANTS.
10.1 CONFIDENTIALITY.
The Transferor recognizes and acknowledges that by reason of its ownership of the Transferor, it has had access to confidential information relating to the Business including, without limitation, information and knowledge pertaining to products and services offered,innovations, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, customers, clients, suppliers and others who have business dealings with such ("Confidential Information"). The Transferor acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not disclose any such Confidential Information after Closing to any person for any reason whatsoever, unless such information is (a) within the public domain through no wrongful act of the Transferor, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, (c) is required by law to be disclosed or is disclosed for purposes of defending claims related to the Transferor in a manner designed to protect the confidentiality of the Confidential Information or (d) represents historical information reasonably required by a prospective purchaser of the Transferor.

10.2.	TRANSFEROR NON-COMPETE
The Transferor and its members, managers, officers or family agrees not to compete with Transferee in any manner for a period of 12 months (the Non-Competition Period”). Transferor agrees that during the Non-Competition Period, the Transferor, its members, Managers, officers or family will not, directly or indirectly either for themselves or for any other person, partnership, corporation or company; participate in any business that manufactures gluten-free or allergy-free baking mixes or baked products to any health food stores in the United States of America

10.3.	ADDITIONAL TERMS.
The Transferor acknowledges that the restrictions contained in this Section 10 are reasonable and necessary to protect the legitimate interest of the Transferee, and that any violation will result in irreparable injury to the Transferee. The Transferor agrees that for the twelve months following the Closing Date, the Transferee shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or providing bond, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 10, which rights shall be cumulative and in addition to any other rights or remedies to which the Transferee may be entitled. In the event that any of the provisions of this Section 10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitation permitted by applicable law. The covenants and limitations  set forth in this Section 10 shall be binding upon the successors and assigns of the Transferor and Transferee, including any acquiror of all or substantially all the assets or business of the Transferor or Transferee.

11.	TERMINATION OF AGREEMENT

11.01.          TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Transferee shall have no further obligation or liability to the Transferor under this Agreement, and the Transferor shall have no further obligation or liability to the Transferee under this Agreement.

11.02.          TERMINATION BY REASON OF BREACH. This Agreement may be terminated by the Transferor, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Transferee or the failure by the Transferee to perform any condition or obligation hereunder, and may be terminated by the Transferee, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Transferor or the failure of the Transferor to perform any condition or obligation hereunder. Written notice of any such termination must be delivered by the terminating party to the non-terminating party and Transferee shall have 30 days to cure said breach thereafter if uncured by 31st day then said agreement shall be deemed terminated.

12.	NOTICES.
Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Transferee:	Cell-nique Corporation
12 Old Stage Coach Rd
Weston, CT 06883
Attention:  Dan Ratner, President

To the Transferee:	Cherrybrook Kitchen, LLC
c/o Charles Rosenburg
63 Buttrick Lane
Carlisle, MA 01741

With a copy to:	Republic Holdings Corporation
41 West Putnam Ave
Greenwich, CT 06830

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

13.	SUCCESSORS AND ASSIGNS.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Transferee, on the one hand, and the Transferor, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Transferee may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Transferee. Any assignment in contravention of this provision shall be void. No assignment shall release the Transferee or the Transferor from any obligation or liability under this Agreement.

14.	ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

(a) This Agreement,  all Schedules and Exhibits hereto,  and all agreements and  instruments to be delivered by the parties  pursuant  hereto  represent the entire  understanding  and agreement  between the parties hereto with respect to the  subject  matter  hereof and  supersede  all prior oral and  written and all contemporaneous oral negotiations,  commitments and understandings  between such parties. The Transferee, by the consent of its Special Committee of Independent Directors or officers authorized by such Committee, and the Transferor may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Transferee and the Transferor.

(b) If the provisions  of any  Exhibit to this Agreement are inconsistent with the  provisions of this Agreement, the  provisions of the Agreement shall prevail.  The Exhibits attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

15.	SEVERABILITY.
Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

16.	INVESTIGATION OF THE PARTIES.
Any representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

17.	EXPENSES.
Except as otherwise expressly provided herein, the Transferee, on the one hand, and the Transferor, on the other hand, will pay all their respective fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. All fees or expenses not exceeding $5,000 incurred in connection with this transaction by the Transferor shall be included in Assumed Liabilities . The Transferor shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Assets.

18.	GOVERNING LAW.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

19.	SECTION HEADINGS.
The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

20.	COUNTERPARTS.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

TRANSFEREE:	Cell-nique Corporation

By:   /s/ Dan Ratner
 Dan Ratner
Title: President

TRANSFEROR:	Cherrybrook Kitchen, LLC

By:   /s/ Charles Rosenberg
     Charles Rosenberg
Title:  Manager